                                                                   Exhibit 99.1

   UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

   The following unaudited pro forma condensed combined consolidated balance sheet as of January 31, 2002 and the unaudited pro forma condensed combined consolidated statements of earnings for the three months ended January 31, 2002 and for the year ended October 31, 2001 are based on the historical financial statements of HP and Compaq after giving effect to the merger as a purchase of Compaq by HP using the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined consolidated financial statements.

   The unaudited pro forma condensed combined consolidated balance sheet as of January 31, 2002 is presented to give effect to the proposed merger as if it occurred on January 31, 2002 and, due to different fiscal period ends, combines the historical balance sheet for HP at January 31, 2002 and the historical balance sheet of Compaq at December 31, 2001. The unaudited pro forma condensed combined consolidated statement of earnings of HP and Compaq for the three months ended January 31, 2002 is presented as if the combination had taken place on November 1, 2001 and, due to different fiscal period ends, combines the historical results of HP for the three months ended January 31, 2002 and the historical results of Compaq for the three months ended December 31, 2001. The unaudited pro forma condensed combined consolidated statement of earnings of HP and Compaq for the year ended October 31, 2001 is presented as if the combination had taken place on November 1, 2000 and, due to different fiscal period ends, combines the historical results of HP for the year ended October 31, 2001 and the historical results of Compaq for the twelve months ended September 30, 2001.

   Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined consolidated financial statements, is allocated to the net tangible and intangible assets of Compaq acquired in connection with the merger, based on their fair values as of the completion of the merger. Independent valuation specialists are currently conducting an independent valuation in order to assist management of HP in determining the fair values of a significant portion of these assets. The preliminary work performed by the independent valuation specialists has been considered in management's estimates of the fair values reflected in these unaudited pro forma condensed combined consolidated financial statements. A final determination of these fair values, which cannot be made prior to the completion of the merger, will include management's consideration of a final valuation prepared by the independent valuation specialists. This final valuation will be based on the actual net tangible and intangible assets of Compaq that exist as of the date of completion of the merger.

   Based on a preliminary analysis, HP expects to incur, upon completion of the merger or in subsequent quarters, costs in the range of $450 million to $700 million for severance or relocation costs related to Compaq employees, costs of vacating some facilities (leased or owned) of Compaq, or other costs associated with exiting activities of Compaq. A pro forma adjustment for $700 million, representing the high end of this range, has been included in the unaudited pro forma condensed combined consolidated balance sheet as of January 31, 2002. In addition, based on a preliminary analysis, HP expects to incur, upon completion of the merger or in subsequent quarters, additional costs in the range of $450 million to $700 million for severance costs related to HP employees, costs of vacating some facilities (leased or owned) of HP, or other costs associated with exiting activities of HP. An adjustment for an estimate of the restructuring costs to be incurred by HP has not been included in the unaudited pro forma condensed combined consolidated statements of earnings since such adjustment is non-recurring in nature. HP estimates that these costs, in total, will result in cash expenditures in the range of $800 million to $1.2 billion with the remainder being non-cash charges. These estimates are preliminary and subject to change based on HP's finalization of its restructuring and integration plans.

   These unaudited pro forma condensed combined consolidated financial statements have been prepared based on preliminary estimates of fair values. Amounts preliminarily allocated to intangible assets with indefinite lives may significantly decrease or be eliminated and amounts allocated to intangible assets with definite lives may increase significantly, which could result in a material increase in amortization of intangible assets. Therefore, the actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma condensed combined consolidated financial statements. In addition to the receipt of the final valuation, the impact of ongoing integration activities, the timing of completion of the merger and other changes in Compaq's net tangible and intangible assets which occur prior to completion of the merger could cause material differences in the information presented.

   The unaudited pro forma condensed combined consolidated financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes contained in HP's Annual Report on Form 10-K/A for its fiscal year ended October 31, 2001 and Quarterly Report on Form 10-Q for its quarter ended January 31, 2002 and Compaq's Annual Report on Form 10-K for its fiscal year ended December 31, 2001. The unaudited pro forma condensed combined consolidated financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of HP that would have been reported had the merger been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of HP.

       Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet
                               of HP and Compaq

                               January 31, 2002
                                 (In millions)

                                                         Historical
                                                       ---------------    Pro Forma     Pro Forma
                                                         HP    Compaq  Adjustments/(1)/ Combined
                                                       ------- ------- ---------------  ---------
Assets
Current assets:
   Cash and cash equivalents.......................... $ 6,983 $ 3,874     $    --       $10,857
   Short-term investments.............................     158      --          --           158
   Accounts receivable, net...........................   4,134   4,623          --         8,757
   Financing receivables, net.........................   2,231     982          --         3,213
   Inventory..........................................   4,458   1,402          50 (a)     5,910
   Other current assets...............................   5,272   2,705          --         7,977
                                                       ------- -------     -------       -------
       Total current assets...........................  23,236  13,586          50        36,872
Property, plant and equipment, net....................   4,388   3,199       1,100 (b)     8,687
Long-term investments and other assets................   5,258   5,561      (3,101)(c)     7,718
Amortizable intangible assets, net....................      84   1,410       2,690 (d)     4,184
Goodwill and intangible assets with indefinite lives..     622     241      11,580 (e)    12,443
                                                       ------- -------     -------       -------
       Total assets................................... $33,588 $23,997     $12,319       $69,904
                                                       ======= =======     =======       =======
Liabilities and stockholders' equity
Current liabilities:
   Notes payable and short-term borrowings............ $ 1,462 $ 1,692     $    --       $ 3,154
   Accounts payable...................................   3,602   3,881          --         7,483
   Deferred revenue...................................   1,873   1,181        (231)(f)     2,823
   Other accrued liabilities..........................   6,944   4,211         850 (g)    12,005
                                                       ------- -------     -------       -------
       Total current liabilities......................  13,881  10,965         619        25,465
Long-term debt........................................   4,528     600          --         5,128
Other liabilities.....................................     967   1,315         167 (h)     2,449
Total stockholders' equity............................  14,212  11,117      11,533 (i)    36,862
                                                       ------- -------     -------       -------
       Total liabilities and stockholders' equity..... $33,588 $23,997     $12,319       $69,904
                                                       ======= =======     =======       =======

--------
(1) The letters refer to a description of the adjustments in Note 2.

 See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

   Unaudited Pro Forma Condensed Combined Consolidated Statement of Earnings
                               of HP and Compaq

                      Three Months ended January 31, 2002
                    (In millions, except per share amounts)

                                                      Historical
                                                    --------------     Pro Forma     Pro Forma
                                                      HP    Compaq  Adjustments/(1)/ Combined
                                                    ------- ------  ---------------  ---------
Net revenue:
   Products........................................ $ 9,432 $6,705      $   --        $16,137
   Services........................................   1,855  1,703          --          3,558
   Financing income................................      96     48          --            144
                                                    ------- ------      ------        -------
       Total net revenue...........................  11,383  8,456          --         19,839
Costs and expenses:
   Cost of products sold/(2)/......................   7,058  5,412          65 (j)     12,535
   Cost of services................................   1,235  1,274          --          2,509
   Financing interest..............................      37     29          --             66
   Research and development........................     678    292          --            970
   Selling, general and administrative/(2)/........   1,700  1,218           5 (b)      2,923
   Amortization of intangible assets...............       6     85          65 (d)        156
   Amortization of goodwill........................      44      8          --             52
                                                    ------- ------      ------        -------
       Total costs and expenses....................  10,758  8,318         135         19,211
                                                    ------- ------      ------        -------
Earnings from operations...........................     625    138        (135)           628
Interest and other, net............................      10     (8)         --              2
                                                    ------- ------      ------        -------
Earnings (loss) from operations before taxes.......     635    130        (135)           630
Provision (benefit) for taxes......................     157     38         (47)(k)        148
                                                    ------- ------      ------        -------
Net earnings (loss) from operations/(3)/........... $   478 $   92      $  (88)       $   482
                                                    ======= ======      ======        =======
Net earnings (loss) per share from operations/(3)/:
   Basic........................................... $  0.25 $ 0.05                    $  0.16
                                                    ======= ======                    =======
   Diluted......................................... $  0.25 $ 0.05                    $  0.16
                                                    ======= ======                    =======
Average number of shares and share equivalents:
   Basic...........................................   1,941  1,694                      3,012
   Diluted.........................................   1,963  1,701                      3,039

--------
(1) The letters refer to a description of the adjustments in Note 2.
(2) Historical amounts for amortization of intangibles and goodwill have been reclassified to separate line items.
(3) Net earnings (loss) and net earnings (loss) per share from operations are presented before extraordinary items and cumulative effect of change in accounting principle.

 See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

   Unaudited Pro Forma Condensed Combined Consolidated Statement of Earnings
                               of HP and Compaq

                          Year ended October 31, 2001
                    (In millions, except per share amounts)

                                                                  Historical
                                                               ----------------     Pro Forma     Pro Forma
                                                                 HP     Compaq   Adjustments/(1)/ Combined
                                                               -------  -------  ---------------  ---------
Net revenue:
   Products................................................... $37,498  $29,758      $   --        $67,256
   Services...................................................   7,325    6,650          --         13,975
   Financing income...........................................     403      168          --            571
                                                               -------  -------      ------        -------
       Total net revenue......................................  45,226   36,576          --         81,802
Costs and expenses:
   Cost of products sold/(2)/.................................  28,370   23,485         110 (j)     51,965
   Cost of services...........................................   4,870    4,718          --          9,588
   Financing interest.........................................     234      114          --            348
   Research and development...................................   2,670    1,390          --          4,060
   Selling, general and administrative/(2)/...................   7,085    5,657          20 (b)     12,762
   Restructuring and related charges..........................     384      656          --          1,040
   Amortization of intangible assets..........................      12      302         298 (d)        612
   Amortization of goodwill...................................     162       29          --            191
                                                               -------  -------      ------        -------
       Total costs and expenses...............................  43,787   36,351         428         80,566
                                                               -------  -------      ------        -------
Earnings from operations......................................   1,439      225        (428)         1,236
Interest and other, net.......................................    (737)  (2,116)         --         (2,853)
                                                               -------  -------      ------        -------
Earnings (loss) from continuing operations before taxes.......     702   (1,891)       (428)        (1,617)
Provision (benefit) for taxes.................................      78     (564)       (150)(k)       (636)
                                                               -------  -------      ------        -------
Net earnings (loss) from continuing operations/(3)/........... $   624  $(1,327)     $ (278)       $  (981)
                                                               =======  =======      ======        =======
Net earnings (loss) per share from continuing operations/(3)/:
   Basic...................................................... $  0.32  $ (0.79)                   $ (0.33)
                                                               =======  =======                    =======
   Diluted.................................................... $  0.32  $ (0.79)                   $ (0.33)
                                                               =======  =======                    =======
Average number of shares and share equivalents:
   Basic......................................................   1,936    1,689                      3,004
   Diluted....................................................   1,974    1,689                      3,004

--------
(1) The letters refer to a description of the adjustments in Note 2.
(2) Historical amounts for amortization of intangibles and goodwill have been reclassified to separate line items.
(3) Net earnings (loss) and net earnings (loss) per share from continuing operations are presented before extraordinary items and cumulative effect of change in accounting principle.

 See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

    Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial
                                  Statements

1.  Basis of Pro Forma Presentation

   On September 4, 2001, HP and Compaq entered into a merger agreement which will result in Compaq becoming a wholly-owned subsidiary of HP in a transaction to be accounted for using the purchase method. The total estimated purchase price of approximately $24.0 billion includes HP common stock valued at $22.5 billion, assumed stock options with a fair value of $1.4 billion and estimated direct transaction costs of $150 million.

   The unaudited pro forma condensed combined consolidated financial statements provide for the issuance of approximately 1.1 billion shares of HP common stock, based upon an exchange ratio of 0.6325 of a share of HP common stock for each outstanding share of Compaq common stock as of December 31, 2001. The actual number of shares of HP common stock to be issued will be determined based on the actual number of shares of Compaq common stock outstanding at the completion of the merger. The average market price per share of HP common stock of $20.92 is based on an average of the closing prices for a range of trading days (August 30, August 31, September 4 and September 5, 2001) around the announcement date (September 3, 2001) of the proposed merger. Based on the total number of Compaq options outstanding at December 31, 2001, HP would assume options to purchase approximately 206 million shares of HP common stock at a weighted average exercise price of $33.23. The actual number of options to be assumed will be determined based on the actual number of Compaq options outstanding at the completion of the merger. The fair value of the outstanding options was determined using a Black-Scholes valuation model. In accordance with the terms of Compaq's equity-based plans, all of Compaq's outstanding options which were granted prior to September 1, 2001 will vest upon Compaq shareowner approval of the merger. The estimated intrinsic value as of December 31, 2001 of unvested Compaq options, which relates to options granted subsequent to August 31, 2001, has been allocated to deferred compensation in the unaudited pro forma condensed combined consolidated financial statements and will be amortized over a period of approximately 4 years.

   The estimated total purchase price of the Compaq merger is as follows (in millions):

      Value of HP common stock issued............................ $22,450
      Assumption of Compaq options...............................   1,400
                                                                  -------
         Total value of HP securities............................  23,850
      Estimated direct transaction costs.........................     150
                                                                  -------
      Total estimated purchase price............................. $24,000
                                                                  =======

   Under the purchase method of accounting, the total estimated purchase price as shown in the table above is allocated to Compaq's net tangible and intangible assets based on their estimated fair values as of the date of the completion of the merger. Based on the preliminary independent valuation, and subject to material changes upon receipt of the final valuation and other factors as described in the introduction to these unaudited pro forma condensed combined consolidated financial statements, the preliminary estimated purchase price is allocated as follows (in millions):

   Preliminary estimated purchase price allocation:
      Net tangible assets........................................... $ 8,664
      Amortizable intangible assets:
          Customer contracts and lists, distribution agreements.....   2,400
          Developed and core technology, patents....................   1,500
          Other.....................................................     200
      Intangible assets with indefinite lives.......................   2,500
      Goodwill......................................................   9,321
      Deferred compensation.........................................     200
      Net deferred tax liability....................................  (1,785)
      In-process research and development...........................   1,000
                                                                     -------
   Total preliminary estimated purchase price allocation............ $24,000
                                                                     =======

   Of the total estimated purchase price, a preliminary estimate of $8.7 billion has been allocated to net tangible assets acquired and approximately $4.1 billion has been allocated to amortizable intangible assets acquired. The depreciation and amortization related to the fair value adjustment to net tangible assets and the amortization related to the amortizable intangible assets are reflected as pro forma adjustments to the unaudited pro forma condensed combined consolidated statement of earnings.

   Developed technology, which comprises products that have reached technological feasibility, includes products in most of Compaq's product lines, principally the Compaq Himalaya, Proliant, Enterprise Storage Array, and AlphaServer products. Core technology and patents represent a combination of Compaq processes, patents and trade secrets developed through years of experience in design and development: clustering, fault tolerant systems, proprietary Alpha processor architecture, and storage area networks. Compaq's technology and products are designed for hardware, software, solutions and services, including enterprise storage and computing solutions, fault tolerant business critical solutions, communication products, and desktop and portable personal computers. This proprietary know-how can be leveraged by Compaq to develop new technology and improved products and manufacturing processes. HP expects to amortize the developed and core technology and patents on a straight-line basis over an average estimated life of 6 years.

   Customer contracts represent existing contracts that relate primarily to underlying customer relationships pertaining to the services provided by Compaq Global Services, including contractual Customer Services relationships, contractual Managed Services client relationships and contractual Systems Integration consulting client relationships. Customer lists and distribution agreements represent Compaq's relationships with its Enterprise and Personal Systems installed base, and agreements with Enterprise value-added resellers. HP expects to amortize the fair value of these assets, on a straight-line basis over an average estimated life of 9 years.

   Of the total estimated purchase price, approximately $11.8 billion has been allocated to goodwill and intangible assets with indefinite lives. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets. Intangible assets with indefinite lives consist primarily of the estimated fair value allocated to the Compaq trade name. The assumption used in the preliminary valuation is that the Compaq trade name will not be amortized and will have an indefinite remaining useful life based on many factors and considerations, including the length of time that the Compaq name has been in use, the Compaq brand awareness and market position, and the assumption of continued use of the Compaq brand within HP's overall product portfolio. If HP management should change the assumption used in the valuation, amounts preliminarily allocated to intangible assets with indefinite lives may significantly decrease or be eliminated, and amounts allocated to intangible assets with definite lives may increase significantly, which could result in a material increase in amortization of intangible assets.

   In accordance with the Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," goodwill and intangible assets with indefinite lives resulting from business combinations completed subsequent to June 30, 2001 will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that the management of the combined company determines that the value of goodwill or intangible assets with indefinite lives has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

   Of the total estimated purchase price, a preliminary estimate of $1.0 billion has been allocated to in-process research and development and will be charged to expense in the period during which the merger is completed. Due to its non-recurring nature, the in-process research and development expense has been excluded in the unaudited pro forma condensed combined consolidated statement of earnings.

   Compaq is currently developing new products that qualify as in-process research and development in multiple product areas. Projects which qualify as in-process research and development represent those that have not yet reached technological feasibility. Technological feasibility is defined as being equivalent to completion of a beta-phase working prototype in which there is no remaining risk relating to the development.

   Compaq is currently involved in numerous research and development projects, which are focused on developing new products, integrating new technologies, improving product performance and broadening features and functionalities. The principal research and development efforts of Compaq are directed within the Enterprise and Personal System businesses. There is a risk that these developments and enhancements will not be competitive with other products using alternative technologies that offer comparable functionality.

   The value assigned to in-process research and development was determined by considering the importance of each project to the overall development plan, estimating costs to develop the purchased in-process research and development into commercially viable products, estimating the resulting net cash flows from the projects when completed and discounting the net cash flows to their present value. The revenue estimates used to value the purchased in-process research and development were based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by Compaq and its competitors.

   The rates utilized to discount the net cash flows to their present value are based on Compaq's weighted average cost of capital. The weighted average cost of capital was adjusted to reflect the difficulties and uncertainties in completing each project and thereby achieving technological feasibility, the percentage of completion of each project, anticipated market acceptance and penetration, market growth rates and risks related to the impact of potential changes in future target markets. Based on these factors, discount rates that range from 25%-42% were deemed appropriate for valuing the in-process research and development.

   The estimates used in valuing in-process research and development were based upon assumptions believed to be reasonable but which are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate, and unanticipated events and circumstances may occur. In addition, some projects which are currently in process may not be in process at completion of the merger and new projects may be started prior to completion of the merger which may be in process at the completion of the merger. Accordingly, actual results may vary from the projected results.

2.  Pro Forma Adjustments

   Pro forma adjustments are necessary to reflect the estimated purchase price, to adjust amounts related to Compaq's net tangible and intangible assets to a preliminary estimate of their fair values, to reflect the amortization expense related to the estimated amortizable intangible assets, to reflect changes in depreciation and amortization expense resulting from the estimated fair value adjustments to net tangible assets and to reflect the income tax effect related to the pro forma adjustments.

   Intercompany balances or transactions between HP and Compaq were not significant. No pro forma adjustments were required to conform Compaq's accounting policies to HP's accounting policies. Certain reclassifications have been made to conform Compaq's historical amounts to HP's presentation.

   The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had HP and Compaq filed consolidated income tax returns during the periods presented.

   HP has not identified any preacquisition contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

   The pro forma adjustments included in the unaudited pro forma condensed combined consolidated financial statements are as follows:

   (a) Adjustment to record the difference between the preliminary estimate of the fair value and the historical amount of Compaq's inventory.

   (b) Adjustment to record the difference between the preliminary estimate of the fair value and the historical amount of Compaq's property, plant and equipment and the resulting adjustment to depreciation expense, as follows (in millions):

                                                                                       Increase in
                                          Historical Preliminary          Increase in     Three     Useful
                                           Amount,      Fair                 Annual       Months     Life
                                             Net        Value    Increase Depreciation Depreciation (Years)
                                          ---------- ----------- -------- ------------ ------------ -------
Land.....................................   $  356     $  480     $  124      $ --         $ --      n/a
Buildings, machinery & equipment.........    2,843      3,819        976        80           20      2-23
                                            ------     ------     ------      ----         ----
   Total property, plant and equipment...   $3,199     $4,299     $1,100      $ 80         $ 20
                                            ======     ======     ======      ====         ====

   (c) Adjustments to reflect certain other long-term assets of Compaq at a preliminary estimate of their fair values (in millions):

Pension assets........................................................................... $  (606)
Valuation allowance related to deferred tax assets.......................................    (710)
Reclassification to offset the deferred tax liabilities against deferred tax assets......  (1,785)
                                                                                          -------
                                                                                          $(3,101)
                                                                                          =======

       The adjustment to the valuation allowance related to Compaq's net deferred tax assets is based on a preliminary estimate of the tax assets which can be utilized by the combined company. Upon the finalization of the combined company's legal entity structure and the restructuring plans, the valuation allowance may be adjusted further to reflect the combined company's ability to utilize certain foreign net operating loss carryforwards and certain other tax losses and credits.

   (d) Adjustments to reflect the preliminary estimate of the fair value of amortizable intangible assets and the resulting increase in amortization expense, as follows (in millions):

                                                                                                         Increase in
                                                            Historical Preliminary          Increase in     Three     Useful
                                                             Amount,      Fair                 Annual       Months     Life
                                                               Net        Value    Increase Amortization Amortization (Years)
                                                            ---------- ----------- -------- ------------ ------------ -------
Customer contracts and lists, distribution agreements......   $  934     $2,400     $1,466      $187         $45       4-10
Developed and core technology, patents.....................      412      1,500      1,088        87          16       3-10
Other......................................................       64        200        136        24           4       2-14
                                                              ------     ------     ------      ----         ---
                                                              $1,410     $4,100     $2,690      $298         $65
                                                              ======     ======     ======      ====         ===

   (e) Adjustments to reflect the preliminary estimate of the fair value of goodwill and intangible assets with indefinite lives, as follows (in millions):

                                                           Preliminary
                                                Historical    Fair
                                                  Amount      Value    Increase
                                                ---------- ----------- --------
Intangible assets with indefinite lives........    $ --      $ 2,500   $ 2,500
Goodwill.......................................     241        9,321     9,080
                                                   ----      -------   -------
                                                   $241      $11,821   $11,580
                                                   ====      =======   =======

   (f) Adjustment to record the difference between the preliminary estimate of the fair value and the historical amount of Compaq's deferred revenue.

(g) Adjustments to reflect the estimated direct transaction costs..................... $150
   Adjustment for an estimate of costs associated with exiting activities of Compaq...  700
                                                                                       ----
                                                                                       $850
                                                                                       ====

       Based on a preliminary analysis, HP expects to incur, upon completion of the merger or in subsequent quarters, costs in the range of $450 million to $700 million for severance or relocation costs related to Compaq employees, costs of vacating some facilities (leased or owned) of Compaq, or other costs associated with exiting activities of Compaq. The pro forma adjustment above for $700 million, representing the high end of this range, has been included in the unaudited pro forma condensed combined consolidated balance sheet as of January 31, 2002. In addition, based on a preliminary analysis, HP expects to incur, upon completion of the merger or in subsequent quarters, additional costs in the range of $450 million to $700 million for severance costs related to HP employees, costs of vacating some facilities (leased or owned) of HP, or other costs associated with exiting activities of HP. An adjustment for an estimate of the restructuring costs to be incurred by HP has not been included in the unaudited pro forma condensed combined consolidated statements of earnings since such adjustment is non-recurring in nature. HP estimates that these costs, in total, will result in cash expenditures in the range of $800 million to $1.2 billion with the remainder being non-cash charges. These estimates are preliminary and subject to change based on HP's finalization of its restructuring and integration plans.

   (h) Adjustments to deferred income taxes and other liabilities (in millions):

       To reflect the deferred tax liability primarily
         resulting from the pro forma adjustments
         related to intangible assets...................... $  1,785
       Reclassification to offset the deferred tax
         liabilities against deferred tax assets...........   (1,785)
       To reflect pension liabilities at a preliminary
         estimate of their fair values.....................      167
                                                            --------
                                                            $    167
                                                            ========

   (i) Adjustments to stockholders' equity (in millions):

       To record the estimated value of HP shares to
         be issued and Compaq options to be assumed in
         the transaction................................... $ 23,850
       To record the preliminary estimate of the fair
         value of in-process research and development......   (1,000)
       To record deferred compensation related to
         unvested Compaq options...........................     (200)
       To eliminate Compaq's historical stockholders'
         equity............................................  (11,117)
                                                            --------
                                                            $ 11,533
                                                            ========

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

   (j) Adjustments to cost of products sold and services (in millions):

                                                              Three
                                                       Annual Months
                                                       ------ ------
To record the related costs of products sold resulting
  from the increase in inventory to its estimated fair
  value...............................................  $ 50   $50
To record the related depreciation expense resulting
  from the fair value adjustment to property, plant
  and equipment as noted in (b) above.................    60    15
                                                        ----   ---
                                                        $110   $65
                                                        ====   ===

   (k) Adjustment to record the income tax effect of the pro forma adjustments.

3.  Pro Forma Earnings Per Share

   The pro forma basic and diluted earnings per share are based on the weighted average number of shares of HP common stock outstanding and weighted average number of Compaq common stock outstanding multiplied by the exchange ratio.

                                      11